Exhibit 10.56

April 3, 2020

Ron Pasek

Dear Ron:

This letter confirms the agreement between NetApp, Inc. (“NetApp” or the “Company”) and you regarding the terms of your mutual separation from the Company (the “Agreement”).  Your employment will end by mutual agreement on June 5, 2020 (your “Separation Date”).  Until your Separation Date, you have agreed to assist with an orderly transition of your duties.

1.

Separation Benefits.  In consideration for you signing and not revoking this Agreement, the representations you make in this Agreement, and your complying with its terms, you will receive a lump sum payment in the amount of $626,000, less applicable taxes, deductions and withholding and any amounts you owe to the Company. You agree that the foregoing shall constitute the entire amount of consideration provided to you under this Agreement, and that you will not seek any further compensation for any other claimed damage, costs or attorneys’ fees from NetApp at any time for any reason.

2.

Executive Compensation Plan.  To the extent not paid as of the Separation Date, you will be eligible to receive payment of the amount earned under your fiscal 2020 incentive compensation award, less applicable taxes, deductions and withholdings, in accordance with the terms and conditions approved by the Compensation Committee of the Company’s Board of Directors under the Company’s Executive Compensation Plan (the “ECP”).

3.

Stock Options, Restricted Stock Units (RSUs) and Performance-Based RSUs (PBRSUs).  For purposes of clarification, you will receive vesting of that portion of your outstanding PBRSUs with a performance period ending on April 24, 2020, with payout based on actual performance of the Company relative to the metrics set forth in the award agreement governing such PBRSUs. Except as provided herein, your stock options, RSUs, and PBRSUs will stop vesting on your Separation Date.

Stock Administration will send a Closing Statement to your mailing address on file with NetApp. The Closing Statement will identify any stock options available for exercise and the deadline to exercise those options. You must exercise any vested options that are exercisable by the “Last Date to Exercise” on the Closing Statement. If the Last Date to Exercise falls on a weekend or Holiday, you must complete your transaction on or before the business day immediately preceding the Last Date to Exercise. If you have any questions or do not receive the statement within two (2) weeks of your Separation Date, it is your responsibility to contact NetApp Stock Administration at stockadmin@netapp.com or (408) 822-4034. Any unvested stock options, RSUs, and PBRSUs as of your Separation Date will be cancelled.

4.

Continuation of Health Benefits.  Your health benefits will continue until the last day of June 2020. After that date, you may elect to continue your health insurance coverage under COBRA, assuming you are eligible for COBRA continuation. NetApp does not determine your eligibility for COBRA.

5.

Return of Company Property.  By the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property and materials in your possession, or your control, including, but not limited to, Company files, notes, memoranda, correspondence, lists, drawings, records, plans and forecasts, financial information, personnel information, customer and customer prospect information, sales and marketing information, product development and pricing information, specifications, computer-recorded information, tangible property, credit cards, entry cards, identification badges and keys, and any material of any kind which contain or embody any proprietary or confidential material of the Company (and all reproductions thereof). You agree to return all Company electronic equipment with all Company files, including but not limited to Company email, intact. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts. Separation Benefits will not be provided until all Company property is returned. By executing this Agreement, you are confirming in writing that you have returned all Company property as described in this paragraph. This paragraph is a material part of this Agreement. You acknowledge and understand that failure to comply with this paragraph constitutes a material breach of this Agreement.

6.

Maintaining Confidential Information.  You agree not to disclose any confidential informationyou acquired while an employee of the Company to any other person or entity, or use such information in any manner that is detrimental to the Company’s interests, per NetApp’s Proprietary Information and Inventions Agreement or similar agreement (“PIIA”), which you signed when you were hired, and you further agree to honor the terms of the PIIA, including those terms which survive your employment with the Company.

However, nothing in this Agreement prohibits you from reporting an event that you reasonably and in good faith believe is a violation of the law to the relevant law enforcement agency (such as the Securities and Exchange Commission, Equal Employment Opportunity Commission or Department of Labor), or from cooperating in an investigation conducted by such a government agency. You are hereby provided notice that under the 2016 Defend Trade Secrets Act, (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order. This Agreement also does not prevent the disclosure of factual information relating to claims of sexual assault, sexual harassment, harassment or discrimination based on sex, or retaliation for filing a claim of sexual assault.

You agree to keep confidential and not disclose any negotiations and discussions resulting in this Agreement; provided however, that you may discuss this matter in confidence with your spouse/domestic partner, attorney or accountant, so long as those parties agree to be bound by this confidentiality agreement.

These paragraphs are a material part of this Agreement. You acknowledge and understand that failure to comply with these paragraphs, or any of them, constitute a material breach of this Agreement.

7.

Cooperation with the Company.  You agree to cooperate fully with the Company in its defense or prosecution of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint, action for protection of intellectual property, or other action which has been or may be filed, including, but not limited to the currently pending claims captioned Smith v. NetApp, Inc., et al. Smith v. NetApp, Inc. et al., and Sorokunov v. NetApp, Inc.

8.

Non-Disparagement.  You agree that, at all times, you shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client, customer of the Company, or other person or entity regarding the Company, or any of its directors, officers, employees, agents, or representatives, or about the Company’s products, services, technologies, business affairs and/or financial condition. Nothing in this section prevents you from initiating or participating in any government investigation and testifying truthfully under oath pursuant to subpoena or other legal process. NetApp agrees to instruct George Kurian, Debra McCowan, James Whitemore, Brad Anderson, Anthony Lye, Matt Fawcett, Atish Gude, Henri Richard, and Sheila Rohra not to make any false, disparaging or derogatory statements about you to any media outlet, industry group, financial institution or current or former employee, consultant, client, customer of the Company, or other person or entity.

9.

Non-Solicitation of Company Employees, Contractors or Consultants.  You will not for a period of one year immediately after the end of your employment, directly or indirectly, individually or on behalf of any person or entity, solicit or induce or assist in any manner in the solicitation or inducement of any employee, contractor or consultant of the Company or any affiliate company, to:

a.	render services to you or for your benefit or for the benefit of another person or entity; and/or
b.	terminate his or her employment or engagement by the Company or affiliated company.

As part of this restriction, subject to applicable laws, you will not provide any Proprietary Information (as defined in the PIIA) regarding an employee of the Company in connection with a third party considering that employee for employment. This restriction shall not apply to general and non-targeted communications that advertise employment opportunities. You understand that this restriction shall also not apply to communications with employees of the Company as part of your performance of duties for the Company (such as bona fide hiring and firing decisions affecting Company personnel).

Where required by applicable law to be enforceable, the foregoing restrictions shall be limited to employees, contractors, and consultants with whom you had material business-related contact or dealings or as to whom you performed supervisory responsibilities or received Proprietary Information about in the last two years of employment with the Company (or such shorter period of time if you have been employed with the Company for less than two years).

California Exception: If you reside in California and are subject to its laws, then you may not for a period of one year after your Separation Date, either directly or indirectly solicit or attempt to solicit, as that term is defined pursuant to California law, any employee, independent contractor, or consultant of the Company to terminate his or her relationship with the Company in order to become an employee, consultant, independent contractor or re-seller to or for any other person or entity outside the Company. As part of this restriction, subject to California law, you will not provide any Proprietary Information regarding an employee of the Company in connection with a third party considering that employee for employment. This restriction shall not apply to general and non-targeted communications that advertise employment opportunities, unsolicited requests for employment or references so long as they do not disclose Proprietary Information, or communications with employees of the Company as part of the performance of duties for the Company (such as bona fide hiring and firing decisions affecting Company personnel).

10.

Acknowledgment of Payment of Wages.  By your Separation Date, you will have received your final paycheck which will include a final payment for wages through your Separation Date, bonuses (if any), employee stock purchase plan reimbursement, accrued but unused vacation pay and any similar payments due from NetApp, less applicable taxes, deductions and withholdings, if applicable, as of the Separation Date. You acknowledge that NetApp does not owe you any other amounts, except any payment under the NetApp ECP in accordance with paragraph 2 herein, payment of any PBRSUs in accordance with paragraph 3 herein, and any valid unreimbursed business expenses that you will submit to the Company. ECP payment will be made at the time as all such payments under the plan. Requests for reimbursement of business expenses must be made within 21 days from your Separation Date. By signing this Agreement, you also expressly agree that the Company may deduct from your separation payment check any amounts owed to the Company as of your Separation Date, including but not limited to repayment of expenses, vacation and other benefits advanced to you by the Company.

11.

General Release.  You understand that by signing this Agreement, you are agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date you sign this Agreement.

a.

On behalf of yourself and your heirs and assigns, you hereby generally release and forever discharge the “Releasees” hereunder, consisting of the Company, and each of its owners, shareholders, affiliates, divisions, predecessors, successors, assigns, agents, directors, officers, partners, employees, attorneys and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which you now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to your hire, employment, remuneration or resignation by the Releasees, or any of them, including any Claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act, as amended; the Fair Labor Standards Act, as amended; the Employee Retirement Income Security Act, as amended; the California Fair Employment and Housing Act, as amended; the California Labor Code; and/or any other waiveable local, state or federal law governing discrimination in employment, the payment of wages and employment benefits, and all claims for attorneys’ fees costs and expenses.

Notwithstanding the generality of the foregoing, you do NOT release the following claims:

i.	Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
ii.

Claims for workers’ compensation insurance benefits under the terms of any workers’ compensation insurance policy or fund of the Company, though you acknowledge that you did not suffer any workplace or work-related injury during the term of your employment that you have not already reported to the Company;

iii.	Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of the federal law known as COBRA;
iv.	Claims to any benefit entitlements vested as of the date of your employment termination, pursuant to written terms of any Company employee benefit plan;
v.	Claims for statutory indemnity;
vi.

The right to file a charge with or report a claim or concern to the National Labor Relations Board, Equal Employment Opportunity Commission, Securities and Exchange Commission, the Occupational Safety and Health Administration and other similar government agencies. However, you agree that with respect to any non-waiveable Claims brought before any government agency, you waive your right (if any) to any monetary or other recovery should any government agency or other third party pursue any claims on your behalf, either individually, or as part of any collective action;

vii.	Claims to enforce this Agreement;
viii.

The right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company or its agents or employees, if you have been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature; and

ix.	Claims that may not be released, waived or compromised by private agreement.

b.	YOU ACKNOWLEDGE THAT YOU ARE FAMILIAR WITH THE PROVISION OF CALIFORNIA CIVIL CODE SECTION 1542, OR COMPARABLE APPLICABLE STATE STATUTE, WHICH PROVIDES AS FOLLOWS:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

BEING AWARE OF SAID CODE SECTION, YOU HEREBY EXPRESSLY WAIVE ANY RIGHTS YOU MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

c.	In accordance with the Older Workers Benefit Protection Act of 1990, you should be aware of the following:

i.	You have the right to consult with an attorney and are hereby advised in writing to consult with an attorney of your choice prior to signing this Agreement;
ii.

You are, through this Agreement, releasing the Releasees from any and all claims you may have against them, including but not limited to claims for age discrimination under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.);

iii.	You understand that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.), that may arise after the date this Agreement is signed, are not waived;
iv.

You have the opportunity of a full twenty-one (21) days from the date of this Agreement, or the day you were presented with this Agreement, whichever is later, to consider this Agreement before signing it, and if you have not availed yourself of that full time period, you have failed to do so knowingly and voluntarily; and

v.

You have seven (7) days after signing this Agreement to communicate in writing any revocation of this Agreement to the Sr. Vice President of Human Resources of the Company, for receipt within seven (7) days of acceptance, and this Agreement will not be effective, and you will not receive any of the Separation Benefits, until that revocation period has expired.

12.	Severability. The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

13.

Choice of Law/Venue.  The Parties agree that all controversies arising out of this Agreement will be governed by the law of the state in which you were last employed by the Company. The prevailing party in any such action shall be entitled to recover costs and attorneys’ fees.

14.

Voluntary and Knowing Agreement.  You represent that you have thoroughly read and considered all aspects of this Agreement, that you understand all of its provisions, and that you are voluntarily entering into said Agreement.

15.

Attorneys’ Fees and Costs.  You and the Company each agree to bear your own attorneys’ fees and costs and expenses incurred, and to be incurred, in connection with any Claim and the negotiation, execution and implementation of this Agreement.

16.

Arbitration of Disputes.  Any controversy, dispute, or claim between the Parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement; as well as all disputes arising out of or relating to the employment relationship including, but not limited to, claims arising under statute, regulation, contract or common law, shall be resolved exclusively by arbitration, before a single arbitrator, in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”) then in effect, and not by a court or jury trial. AAA rules may be found at www.adr.org or by using an internet search engine (such as google.com or bing.com). If you, for any reason, want the Company to provide you with a copy of these rules, the request should be made within thirty (30) days of the execution of this Agreement. The arbitration shall be held within 45 miles of where you were last employed by the Company. Arbitration under this Agreement is governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.) and evidences a transaction involving commerce.

a.

This Agreement does not prevent you from filing a complaint or charge with the Equal Employment Opportunity Commission or National Labor Relations Board, and it does not apply to claims for workers’ compensation or unemployment insurance benefits.

b.

The arbitrator will be selected by mutual agreement of the Parties or, if the Parties cannot agree, by alternatively striking names from a list of arbitrators supplied by the AAA in accordance with the AAA’s rules. Each party will pay his/her/its own attorneys’ fees, subject to any remedies a party may be entitled to under applicable law. However, in accordance with applicable law, the Company will pay the arbitrator’s and arbitration fees. The award of the arbitrator shall be set forth in writing and shall be final and binding. Judgment upon any award may be entered in any court having jurisdiction.

c.

Without waiving any other rights and remedies under this Paragraph, either you or the Company may apply for provisional equitable relief from a court of competent jurisdiction when an arbitration award may be ineffectual without such provisional relief. Nothing in this Paragraph shall preclude or excuse a party from bringing an administrative claim before any agency in order to fulfill the party’s obligation to exhaust administrative remedies before making a claim in arbitration.

d.

Before submission of the written claim for arbitration, the Parties shall submit the matter to non-binding mediation before a mutually selected neutral mediator. The Company shall pay the reasonable fees of the mediator and the expenses associated with the mediation. JAMS, Judicate West, or some comparable independent mediation service shall be used to provide the mediator and the rules under which the mediation shall be conducted. In the event the claim is not resolved through the mediation process, the claim shall be submitted to binding arbitration, as provided herein.

17.

Entire Agreement; Amendment.  This Agreement sets forth the entire Agreement between you and the Company and supersedes any and all prior oral and written agreements or understandings between you and the Company concerning the subject matter, including, but not limited to, the offer letter between you and the Company dated March 22, 2016 and the Change of Control Severance Agreement entered into between you and the Company dated June 23, 2019, except the PIIA which you signed at the start of your employment which shall remain in full force and effect. This Agreement may not be altered, amended or modified, except by a further written document signed by you and the Company.

You will be provided the opportunity to sign this document electronically if you so choose.  Alternately you may date and sign a hard copy of this document in the places indicated below and return it to:

NetApp

7301 Kit Creek Rd

P.O. Box 13917

Research Triangle Park, NC 27709

Attn:  HR – People Operations

Your deadline to sign this Agreement is 21 days from your Separation Date.

Respectfully,

/s/ Debra McCowan

Debra McCowan

Sr. VP, Human Resources

Accepted and agreed to on April 3, 2020

Signed by	/s/ Ron Pasek
Ron Pasek